UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 30, 2014

First BanCorp.
__________________________________________
(Exact name of registrant as specified in its charter)

Puerto Rico	001-14793	66-0561882
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1519 Ponce de Leon Ave., PO Box 9146, San Juan, Puerto Rico		00908-0146
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	787-729-8041

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On May 30, 2014, FirstBank Puerto Rico ("FirstBank"), First BanCorp’s wholly-owned banking subsidiary, entered into a Mortgage Loan Purchase and Sale and Interim Servicing Agreement (the "Purchase Agreement") with Doral Financial Corporation ("Doral"). Pursuant to the Purchase Agreement, on May 30, 2014 (the "Closing Date"), FirstBank purchased from Doral all rights, title and interests in mortgage loans (the "Mortgage Loans") having an unpaid principal balance of approximately $242.1 million, consisting of $233.7 million in outstanding unpaid principal balance of first mortgages, purchased at par, and $8.4 million in outstanding unpaid principal balance of second mortgages, purchased at 5% of the outstanding principal balance, or approximately $420,000. Doral had pledged the Mortgage Loans to FirstBank as collateral for secured borrowings pursuant to a series of credit agreements between the parties entered into on May 25, 2006 (the "Credit Agreements"). As consideration for the purchase of the Mortgage Loans, FirstBank credited approximately $234.1 million as full satisfaction of the outstanding balance of the Doral secured borrowings plus interest owed to FirstBank under the Credit Agreements and paid approximately $5,000 in cash to Doral, for a total purchase price of $234.1 million. At this time, FirstBank is still in process of determining the accounting impact of the transaction including whether FirstBank may have a loss as a result of its determination of the fair values of the Mortgage Loans as compared to the net carrying amount of the secured borrowing.

Under the terms of the Purchase Agreement, FirstBank and Doral each made certain representations and warranties that are customary in a mortgage purchase agreement, including Doral’s representation and warranty that none of the Mortgage Loans are, as of the Closing Date, mortgages for which the borrower has filed for bankruptcy protection under the United States Bankruptcy Code, mortgages in a foreclosure process, or mortgages for which principal and interest payments are more than 120 days past the related due dates. FirstBank conducted usual and customary diligence of the Mortgage Loans, including, among other things, title searches, credit and collateral file reviews, and tax reviews. In addition, FirstBank retained Clayton Services LLC to conduct an extensive Mortgage Loan review. For a period from the Closing Date through June 30, 2014, FirstBank is entitled to conduct additional confirmatory diligence of the Mortgage Loans on a post-closing basis. If FirstBank determines that any of the Mortgage Loans do not conform to Doral’s representations and warranties in the Purchase Agreement (a "Defective Mortgage Loan"), FirstBank may provide notice to Doral, which may, in its sole discretion, elect to (i) substitute the Defective Mortgage Loan with a mortgage having an unpaid principal balance in an amount equal to or greater than that of the Defective Mortgage Loan and having a similar maturity date, or (ii) repurchase the Defective Mortgage Loan. Doral’s obligation to substitute or repurchase Defective Mortgage Loans in connection with the Purchase Agreement is limited to an amount not greater than $10 million. The Purchase Agreement provides for customary indemnification by each of FirstBank and Doral for losses or damages arising out of or in connection with the Purchase Agreement.

FirstBank purchased the Mortgage Loans on a servicing released basis. Pursuant to the Purchase Agreement, Doral Bank, Doral’s wholly-owned banking subsidiary in Puerto Rico, will continue to service the Mortgage Loans for an interim period of no longer than 90 days following the Closing Date (the "Interim Servicing Period") and will collect 0.50% per annum for all loans based on the unpaid principal balance for its services during the Interim Servicing Period.

This transaction eliminates First BanCorp’s largest loan to one borrower, which was in the amount of $235.9 million as of March 31, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First BanCorp.

June 2, 2014	By:	/s/ Orlando Berges

Name: Orlando Berges
Title: EVP and Chief Financial Officer